                                                                   EXHIBIT 10.25


June 29, 1999

Mr. David Van Allen
Chief Executive Officer
FASTNET Corporation
3864 Courtney Street
Two Courtney Place, Suite 130
Bethlehem, PA  18017

Dear Dave:

Hambrecht & Quist LLC ("Hambrecht & Quist" or the "Financial Advisor") is pleased to represent FASTNET Corporation ("FASTNET" or the "Company") as its exclusive financial advisor in connection with a review of the Company's strategic and financial options including (i) a proposed strategic private placement (the "Private Placement") of a new issue of preferred stock or a similar financial security (the "Securities"), (ii) proposed potential strategic acquisitions (the "Acquisitions"), and (iii) preparation for an initial public offering (IPO).

This letter sets forth the terms and conditions under which the Company and Hambrecht & Quist agree to work in connection with the proposed Private Placement, Acquisitions, and IPO.

ADVISORY RELATIONSHIP; SERVICES RENDERED

In its capacity as Financial Advisor, Hambrecht & Quist will render the following financial advisory services if and when requested by the Company:

         (i) review with the Board of Directors and members of management the Company's financial plans, its strategic plans and business alternatives;

         (ii) assist the Company in the evaluation and selection of the appropriate transaction or transactions for the Company;

         (iii) assist the Company in structuring and defining the appropriate terms and conditions relating to such transaction or transactions;

         (iv) assist the Company with positioning, timing and in the development of materials in preparation for an IPO;

         (v) assist the Company in the evaluation and, if determined to be advisable, selection of potential investors and acquirers and represent the Company in contacting, qualifying and negotiating with potential investors and acquirers; and

         (vi) meet with the Board of Directors and members of management to discuss the Company's position and any recommendation to stockholders concerning any proposal to invest in or acquire the Company as well as available alternatives and their financial implications.



THE PRIVATE PLACEMENT

Hambrecht & Quist will use its best efforts to place approximately $10 million of the Securities at a price to which the Company and Hambrecht & Quist shall mutually agree. The Company will not offer any of the Securities for sale to, or solicit any offers to buy from, any person or persons, whether directly or indirectly, otherwise than through Hambrecht & Quist; provided, however, that under no circumstances shall Hambrecht & Quist be liable for failure to obtain or produce the proposed financing.

The Company hereby authorizes the Financial Advisor to transmit to the prospective purchasers of the Securities a Confidential Private Placement Memorandum with attached exhibits and such supplements as may from time to time be prepared or approved by the Company (collectively, the "Memorandum"). The Memorandum will contain information and financial data concerning the Company and will be prepared, reviewed, and approved by the management of the Company. The documents comprising the Memorandum are the only documents that are to be delivered to the prospective purchasers by Hambrecht & Quist and the Company in connection with the offering of the Securities.

The Company agrees that the Memorandum will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will advise Hambrecht & Quist immediately of the occurrence of any event or any other change known to the Company which results in the Memorandum containing an untrue statement of a material fact or omitting to state a material fact required to be stated there or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company agrees that Hambrecht & Quist shall be entitled to rely upon all reports of the Company and information, whether written or oral, supplied to Hambrecht & Quist by or on behalf of the Company, and Hambrecht & Quist shall not in any respect be responsible for the accuracy or completeness of any such report or information or assume any obligation to verify the same. Hambrecht & Quist will not make any representation to any person which is materially different from the information contained in the Memorandum.

EXPENSES

The Company will promptly reimburse Hambrecht & Quist upon request for all of its out-of-pocket expenses, including the reasonable fees and expenses of counsel to the Financial Advisor. As is customary in private placements, the Company will also pay the fees and expenses of one counsel for the purchasers of the Securities, such counsel to be mutually acceptable to the Company and Hambrecht & Quist. Finally, the Company agrees to indemnify Hambrecht & Quist in accordance with the Standard Form of Indemnification Agreement set forth as Exhibit A hereto.

FEES FOR SERVICES

As compensation for its services as Financial Advisor the Company will pay to Hambrecht & Quist at the completion of an IPO a cash fee equal to $500,000.

The Company will pay to Hambrecht & Quist an additional cash fee at each closing for the sale of Securities equal to 6% of the value of the Securities sold at such closing. This fee will be payable upon the earlier of i) May 15, 2000, ii) an IPO or iii) sale of the Company.

In the event the Company enters into a strategic transaction involving a significant portion of the equity of the Company instead of, or in addition to, completing the proposed private placement and IPO, the Company agrees to pay Hambrecht & Quist a cash fee for its services equal to the greater of (i) $500,000 or (ii) a fee for acting as financial advisor to the Company in connection with such strategic transaction (such fee to be consistent with market practice for such services when provided by nationally recognized investment banking firms).

TERMINATION

This agreement may be terminated by the Company or Hambrecht & Quist, with or without cause, effective 20 days following receipt by the non-terminating party of written notice of such termination. Any such termination shall not (except as otherwise provided herein) affect the compensation, reimbursement, right of first refusal or indemnification provisions set forth herein, all of which will remain in full force and effect. In addition, if any person introduced to the Company by Hambrecht & Quist during the term of this engagement purchases Securities during the 18-month period following termination of this agreement, the Company shall pay Hambrecht & Quist upon the closing of such sale, a cash fee equal to the amount that would be payable had this agreement not been terminated.

MISCELLANEOUS

Notwithstanding its engagement as placement agent hereunder, Hambrecht & Quist may not, without its prior written consent, be quoted or referred to in any document, release or communication prepared, issued or transmitted by the Company (including any entity controlled by, or under common control with, the Company and any director, officer, employee or agent thereof).

Following completion of this engagement, Hambrecht & Quist shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder.

This agreement shall be binding upon the Company, Hambrecht & Quist and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of California without giving effect to the conflicts of laws principles thereof.

If the foregoing correctly sets forth our understanding, please so indicate by executing this letter, together with the enclosed duplicate originals, in the space indicated and returning two (2) of these originals for our files, together with a check for our retainer in the amount of $50,000 (payable to Hambrecht & Quist LLC). By so doing, the Company represents and warrants that it has obtained, or within 15 calendar days will obtain, Board of Directors' or other approval of this agreement necessary to cause this agreement to be duly authorized, executed and delivered by the Company.

We look forward to working with you and your management team to conclude a successful financing.

Cordially,


HAMBRECHT & QUIST LLC



________________________________________________
By:
Title:

Accepted and agreed as of_______________________, 1999:


FASTNET, INC.



________________________________________________
By:
Title:

                                  AMENDMENT TO
                                LETTER AGREEMENT

             This AMENDMENT (the "Amendment") is made as of this ____ day of November, 1999, by and between Hambrecht & Quist LLC ("Hambrecht & Quist" or the "Financial Advisor") and FASTNET Corporation ("FASTNET" or the "Company") to amend the Letter Agreement by and between Hambrecht & Quist and the Company dated June 29, 1999 (the "Letter Agreement").

                                    RECITALS

             WHEREAS, the parties wish to amend and clarify certain terms of the Letter Agreement. Any capitalized terms used herein and not otherwise defined shall have the meanings given them in the Letter Agreement.

             NOW, THEREFORE, in consideration of the premises and the covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

             1. The Letter Agreement is terminated, effective November 1, 1999, without regard for the notice requirements set forth in the paragraph under the heading "Termination" in the Letter Agreement.

             2. On February 1, 2001, FASTNET shall pay Hambrecht & Quist, by wire transfer or company check, the aggregate sum of $820,000 in cash (the "Payment"), of which $320,000 relates directly to services provided in connection with the private placement of Company preferred stock in August 1999. Notwithstanding the above, if FASTNET consummates its initial public offering of equity securities prior to February 1, 2001, FASTNET shall pay $500,000 of the Payment to Hambrecht & Quist upon consummation of such public offering.

             3. Hambrecht & Quist acknowledges and agrees that the Payment shall constitute full consideration for all services rendered by Hambrecht & Quist pursuant to the Letter Agreement, and that no other amounts shall be due under the Letter Agreement, other than any payments that may become due pursuant to the third sentence in the paragraph under the heading "Termination" in the Letter Agreement.

             4. The parties acknowledge and agree that, notwithstanding the language set forth in the Letter Agreement, the parties originally contemplated that (a) the services to be rendered by Hambrecht & Quist to the Company under the Letter Agreement would consist of general strategic and financial advisory services relating to the growth of the Company, and did not relate to any specific transactions and (b) the $500,000 fee described in the first paragraph under the heading "Fees for Services" in the Letter Agreement was consideration for services rendered by Hambrecht & Quist under the Letter Agreement generally, and was not related to any services provided in connection with, or in preparation for, an IPO. The parties further acknowledge and agree that the services actually provided to the Company by the Financial Advisor have consisted only of financial advisory services relating to the private placement of Company preferred stock in August 1999, possible strategic acquisition candidates and other general strategic advice.

             5. This Amendment shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

HAMBRECHT & QUIST LLC                          FASTNET CORPORATION



By:_____________________________               By:_____________________________